Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jen Johnson, 262-703-5241, Jen.Johnson@Kohls.com

Kohl’s Announces Senior Leadership Appointments

New appointments to continue Kohl's progress toward accomplishment of three year plan and goals set forth in Greatness Agenda

MENOMONEE FALLS, Wis., June 11, 2015 – Kohl’s Corporation (NYSE: KSS) today announced Michelle Gass has been appointed to the newly created principal officer position of Chief Merchandising and Customer Officer. In this new capacity, Gass has assumed oversight of all of Kohl's merchandising, planning and allocation, and product development functions. She will continue to report to Kevin Mansell, Kohl’s chairman, chief executive officer and president. Gass retains direct responsibility for Kohl’s overall customer engagement strategy, including the company's marketing, public relations and social media efforts. In light of Gass' new responsibilities, Mansell has assumed direct oversight of the company's digital and e-commerce strategies and operations.

Kohl's has commenced an external search for a Chief Operating Officer, a newly created principal officer position. The chief operating officer will have direct responsibility for the company's store operations, logistics and supply chain network, information and digital technology, e-commerce strategy and operations, and store construction and design. In the interim, these functions are all being overseen by Mansell. Along with Gass, the chief operating officer is expected to be a potential candidate to succeed Mansell upon his eventual retirement.

"Kohl’s had previously announced an external search for a new chief merchandising officer. However, during the course of this search, it became apparent that Michelle's passion for merchandising and new brand acquisition made her the perfect leader for our product and merchandising functions," said Kevin Mansell, Kohl’s chairman, chief executive officer and president. "The close connection between our merchandising and customer engagement strategies has been a key driver in the progress we have made in the early stages of our three year plan with the goal of becoming the most engaging retailer in America. Our merchandising, planning and allocation, and product development functions are all led on a day-to-day basis by very seasoned and talented executives. I believe Michelle is the perfect leader of these executives, providing the vision and strategic direction we need to accomplish the ambitious goals we set in our three-year plan and overarching Greatness Agenda.”

Kohl's also announced that Wesley McDonald and Richard Schepp have been promoted to principal officer positions. McDonald will assume the newly created principal officer position of Chief Financial Officer. He previously served as senior executive vice president, chief financial officer. In this new capacity, McDonald will continue to report to Mansell, overseeing Kohl’s financial planning and analysis, investor relations, financial reporting, accounting operations, tax, treasury, non-merchandise purchasing, credit, and capital investment strategies.

Richard Schepp will assume the newly created principal officer position of Chief Administrative Officer. He previously served as senior executive vice president, human resources, general counsel, and secretary. In this new capacity, Schepp will continue to report to Mansell, overseeing Kohl's human resources, legal, risk management and compliance, real estate, and business development functions.

About Kohl’s
Kohl’s (NYSE: KSS) is a leading specialty department store with 1,164 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to its communities, Kohl’s has raised more than $274 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

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